Exhibit 10.2

FIDELITY SOUTHERN CORPORATION
FIDELITY BANK
EMPLOYMENT AGREEMENT
FOR
H. PALMER PROCTOR, JR.

THIS EMPLOYMENT AGREEMENT (“Agreement”), is entered into this 23rd day of December 2014, effective as of the 1st day of January 2015, by and among FIDELITY SOUTHERN CORPORATION (“Fidelity Southern”), a Georgia corporation, FIDELITY BANK (the “Bank”), a Georgia banking corporation, and H. Palmer Proctor, Jr. (“Proctor”). Fidelity Southern and the Bank are referred to collectively as “Fidelity.” The Employment Agreement among Fidelity and Proctor dated December 21, 2012, as amended and the Executive Continuity Agreement among Fidelity and Proctor dated December 21, 2012, as amended (collectively, the “Prior Agreements”) are hereby terminated and replaced by this Agreement effective as of January 1, 2015; provided, however, that Proctor shall retain all rights to any incentive compensation payable under the Prior Agreements that is earned and payable on or prior to the effective date of this Agreement. Certain capitalized terms set forth herein have the meaning given to such terms in Section 23 of this Agreement.
WHEREAS, Proctor is the President of Fidelity;
WHEREAS, Fidelity engaged Pearl Meyer & Partners and Hunt and Associates (the “Consultants”) to provide advice with respect to executive compensation and benefits and the purchase of life insurance insuring the lives of certain officers of Fidelity Southern;
WHEREAS, the Board of Directors of Fidelity Southern and of the Bank (collectively, the “Board”), in light of the recommendations of the Consultants, desires to amend and restate the terms set forth in the Prior Agreements to incorporate the recommendations of the Consultants, to consolidate the terms of the two Prior Agreements into one agreement, and to make such further revisions as Fidelity deems necessary or appropriate in light of the foregoing;
WHEREAS, Fidelity agrees to continue to employ Proctor as President to provide the services set forth herein; and
WHEREAS, Proctor agrees to accept such employment and to continue to provide such services in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Employment/Duties.
(a)    Fidelity shall employ Proctor as the President during the term of his employment as set forth in this Agreement and Proctor hereby accepts such employment. Proctor also agrees to continue to serve as a member of the Boards of Directors of Fidelity Southern and of the Bank upon his election to such positions.
(b)    Proctor shall be the President of Fidelity and shall be responsible for the day to day operations of the business of Fidelity and shall have such authority consistent with

Exhibit 10.2

such positions and necessary for the conduct of such business under the general direction of the Chief Executive Officer and the Board.
(c)    Proctor agrees that he will at all times and to the best of his ability and experience faithfully perform all of the duties that may be required of him pursuant to the terms of this Agreement and shall comply with all policies and procedures adopted by the Board or any committee thereof. Proctor shall devote his full business time to the performance of his obligations hereunder.
(d)    The term of employment of Proctor shall be for a term of three (3) years, commencing as of January 1, 2015, and may be extended upon written agreement of the parties; provided however, that in the event of a Change of Control, then Proctor’s employment shall be automatically extended until the earlier of (i) three years after the Change of Control is completed and (ii) Proctor’s Termination of Employment for any reason (the “Employment Period”).
(e)    Proctor shall be prohibited from serving as a director of other businesses and as a member of any committee of the board(s) of directors thereof unless the Board formally has approved such service before Proctor becomes any such director or member of any committee of such board(s) of directors.
2.    Compensation.
(a)    Base Salary.
(i)    During the Employment Period, Fidelity will pay to Proctor an aggregate annual base salary (“Base Salary”) at the rate of $500,000 per year, payable in arrears in equal semi‑monthly payments, subject to applicable withholdings and deductions.
(ii)    In the event of the Total Disability of Proctor, to the extent payments are received by him under any employer sponsored disability program and/or under any disability policy the premiums of which are paid by Fidelity, the payments hereunder are to be reduced by an amount equal to any such disability payments that are intended to replace all or a portion of any compensation Proctor loses due to such Total Disability.
(iii)    During the period commencing on the date which is one year prior to any Change of Control and ending upon the expiration of the Employment Period, Proctor will receive a Base Salary at least equal to the greater of (i) the highest Base Salary payable to Proctor by Fidelity in respect of the twelve full calendar month period immediately preceding the date which is one year prior to a Change of Control and (ii) the highest Base Salary of Proctor payable on and after the date which is one year prior to the Change of Control. During such period, the Base Salary will be increased at any time and from time to time so as to be substantially consistent with increases in base salaries generally awarded in the ordinary course of business to other peer executives of Fidelity. Any increase in Base Salary will not serve to limit or reduce any other obligation to Proctor under this Agreement. The Base Salary will not be reduced thereafter nor shall any such increase during the Employment Period be reduced thereafter.
(b)    Incentive Compensation. Fidelity shall pay to Proctor the incentive compensation (“Incentive Compensation”) determined as set forth in Attachment A hereto. Proctor shall be eligible to participate in incentive plans and programs hereafter adopted as

Exhibit 10.2

determined by the Board or the Compensation Committee of the Board. In no event will such plans and programs, including policies to provide Proctor with incentive opportunities, savings opportunities and retirement and other benefit opportunitites, in each case, be less favorable, in the aggregate, than those provided by Fidelity under such plans, practice, policies and programs as in effect at any time on and after the date which is one year prior to a Change of Control. In addition, the method of the calculation of Proctor’s total incentive compensation for each fiscal year, or part thereof, during the Employment Period after the Change of Control will not be changed in any manner which will result in less total incentive compensation being paid or payable to Proctor from the maximum amount that would have been paid using the method of calculating incentive compensation under the incentive compensation programs in effect prior to the Change of Control.
(c)    Salary Continuation Agreement. Fidelity Bank and Proctor will enter into a salary continuation agreement to become effective as of January 1, 2015 to provide for supplemental retirement benefits for Proctor on the terms and conditions set forth in such agreement.
(d)    Employee Benefit Programs. Proctor shall be eligible to participate in all employee benefit programs, including medical, dental and hospitalization programs, now or hereafter made available by Fidelity to its employees and/or executives, subject to terms and conditions of such programs, including eligibility. It is understood that Fidelity reserves the right to modify and rescind any program or adopt new programs in its sole discretion.
(e)    Life Insurance for Fidelity.
(i)    Fidelity may, in its sole discretion, maintain bank-owned or key man life insurance on the life of Proctor and designate Fidelity as the beneficiary. Proctor agrees to execute any documents necessary to effect the issuance of such policy.
(ii)    Fidelity agrees to maintain the Single Premium Life Insurance issued by Northwestern Mutual Life Insurance Company (the “Northwestern Policy”), the New York Life Policy and the West Coast Life Policy (including all replacement and substitute policies, as hereafter mutually agreed in writing) in the face amounts of $500,000, $500,000, and $500,000, respectively (collectively, the “Individual Life Insurance Policies”), payable to beneficiaries designated by Proctor or his estate or trust in lieu thereof, at all times hereafter (except as provided in Section 3(e)), regardless of the termination of this Agreement or Proctor’s Termination of Employment hereunder including a Termination of Employment pursuant to Section 3.
(f)    Vacation. Proctor is entitled to five (5) weeks vacation each year. Vacation shall be taken at such times as not to materially interfere with the business of Fidelity. The vacation time must be taken prior to the end of each calendar year or as otherwise mutually agreed in writing, otherwise it expires to the extent not taken.
(g)    Expenses. Fidelity shall pay all reasonable expenses incurred by Proctor in the performance of his responsibilities and duties for Fidelity, including without limitation, dues for country club memberships and such reasonable civic organizations of Proctor’s choice as approved by the Compensation Committee. Proctor shall submit to Fidelity periodic statements of all expenses so incurred in accordance with the policies of Fidelity then in effect. Subject to such reviews as Fidelity may deem reasonably necessary, Fidelity shall, promptly in

Exhibit 10.2

the ordinary course of business, reimburse Proctor for the full amount of all such expenses advanced by Proctor.
(h)    Automobile. Fidelity will continue to provide Proctor with an appropriate automobile for his use and will maintain and insure it at Fidelity's expense. At least annually, Proctor, in accordance with the Bank’s procedure, shall report business and personal usage of the automobile.
3.    Early Termination.
(a)    Termination For Cause.
(i)    Fidelity may terminate Proctor’s employment as a Termination For Cause at any time upon 10 business days' prior written notice.
(ii)    Upon a Termination for Cause, Fidelity shall have no further obligation to pay any compensation to Proctor or make available to Proctor participation under any employee benefit program for periods after the effective date of a Termination for Cause, other than Fidelity’s obligations pursuant to Section 2(e) above with respect to the maintenance of the Individual Life Insurance Policies. Upon a Termination for Cause, the Base Salary which accrued as of the termination date and accrued but unused vacation pay will be paid after the effective date of termination on the next normal payroll payment date.
(b)    Other Termination by Fidelity.
(i)    Proctor may have a Termination of Employment by Fidelity for any reason other than a Termination for Cause, death, or Total Disability at any time upon at least 90 days' prior written notice by Fidelity to Proctor. Upon such a Termination of Employment, the Base Salary which accrued as of the termination date and accrued but unused vacation pay will be paid after the effective date of termination on the next normal payroll payment date. Any Incentive Compensation that may be payable pursuant to Section 2(b) relating to the periods of employment prior to the Termination of Employment shall be paid at such times and in such amounts as set forth in Attachment A. Proctor's right to additional compensation after the effective date of termination shall cease, except that if Proctor executes a Release and the period for revocation of the Release expires before the scheduled commencement date of payment, then beginning on the first regular payroll date of Fidelity which occurs at least ninety (90) days following Proctor's Termination of Employment other than a Termination for Cause, Total Disability or death (the "Severance Commencement Date"), Proctor will be entitled to the compensation described in this Section. The compensation provided in this Section shall be payable to Proctor’s Beneficiaries upon Proctor’s death after the amounts become payable.
(ii)    Proctor will be paid severance equal to the excess of (i) three times Proctor's Final Compensation over (ii) the sum of (A) any other severance or other similar benefits which contingently or otherwise exist as of the date of this Agreement under any other arrangement between Proctor and Fidelity, plus (B) the aggregate amount initially contingently payable under Section 8 of this Agreement (the “Severance Payment.”) The Severance Payment will be made net of all required Federal and State withholding taxes and similar required withholdings and authorized deductions.
(iii)    If Proctor is entitled to a Severance Payment, Proctor also will be entitled in addition to receive complete outplacement services, including job search, interview

Exhibit 10.2

skill services, job retaining and education and resume preparation, paid by Fidelity up to a total cost of $20,000. The services will be provided by a nationally or regionally recognized outplacement organization selected by Proctor with the approval of Fidelity (which approval will not be unreasonably withheld). The services will be provided for up to two (2) years after the date Proctor becomes entitled to the Severance Payment under this Section 3(b) or until Proctor obtains full-time employment, whichever occurs first.
(iv)    If Proctor is not a Specified Employee, the Severance Payment will be payable in 72 equal semi-monthly installments commencing on the 15th or last day of the month immediately following the Severance Commencement Date, whichever date occurs first, and then continuing on the 15th and last day of each calendar month thereafter until all such installments are paid. If Proctor is a Specified Employee, the Severance Payment shall not be payable until the first 15th or last day of the month which is at least six months after the Termination of Employment. All installments, which would have otherwise been required to be made over such six-month period if Proctor had not been a Specified Employee, shall be paid to Proctor in one lump sum payment on the first 15th or last day of the month which is at least six months after the Termination of Employment. After the lump sum payment, the remaining semi-monthly installments (each equal to 1/72 of the Severance Payment) will continue on the 15th and last day of each calendar month until all such installments are paid.
(v)    Additionally, after the Termination of Employment by Fidelity (other than a Termination for Cause, Total Disability, or death), the employee welfare benefits as provided in Section 2(d) shall be continued for eighteen (18) months from the date of termination at a cost to Proctor not to exceed the amounts paid by executives for such employee welfare benefits; provided, however, that if continued participation in any of such employee welfare benefit plans is not possible under the terms of such plans or any provision of law, or any provision of law would create any adverse tax effect for Proctor or Fidelity, due to such participation, Fidelity will provide substantially identical benefits directly or through an insurance arrangement or pay Proctor’s costs for such welfare benefits if continued by Proctor, including as permitted under ERISA so long as such alternative benefits or payments do not result in Fidelity being subject to excise taxes. Notwithstanding the above, if Proctor is a Specified Employee and if Fidelity determines that any portion of such employee welfare benefits are subject to Section 409A of the Code, then to the extent necessary to avoid taxation under Section 409A, Proctor will be required to pay for such employee welfare benefits during the six-month period following his Termination of Employment; provided; however, that on the first day after the end of such six-month period, Fidelity will reimburse Proctor for such payments so long as such reimbursement does not subject Fidelity to the imposition of excise taxes. Notwithstanding the foregoing, in the event Proctor is not entitled to a Severance payment in accordance with the provisions of the prior paragraph, then effective on the first regular payroll date of Fidelity which occurs at least ninety (90) days following Proctor's Termination of Employment Proctor's right to any further such welfare benefits shall cease.
(vi)    If Proctor violates any of the undertakings set forth in Sections 4, 5, 6 and 7 of this Agreement after the Termination of Employment, any additional compensation and benefits under Sections 3(b)(i) & 3(b)(ii) shall cease.
(vii)    If a Termination of Employment occurs at any time within one year prior to a Change of Control, then subclause (ii) of the definition of the term “Final Compensation” shall apply in calculating the Severance Payment, and any additional compensation due hereunder prior to the date of the Change of Control but remaining unpaid as

Exhibit 10.2

of the date of the Change of Control shall be paid in a lump sum payment upon the later of (i) the date which occurs 60 days after the Change of Control and (ii) the date which an initial payment is due to be made to Proctor under Section 3(b)(iv).
(viii)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined in a written opinion by the firm of certified public accountants regularly used by Fidelity (the “Accounting Firm”) (such determination to be made within thirty (30) days of a request by Proctor following a Change of Control) or by the Internal Revenue Service that any payment or distribution by Fidelity to or for the benefit of Proctor under this Agreement (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest and penalties accrued due to Proctor’s failure to pay or underpayment of such tax in reliance on the opinion of Fidelity’s firm of certified public accountants, are hereinafter collectively referred to as the “Excise Tax”) , then Proctor shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Proctor of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Proctor retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Proctor shall promptly notify Fidelity in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Fidelity of the Gross-Up Payment. Proctor shall provide Fidelity with a reasonable opportunity to contest such claim. Fidelity and Proctor shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of Fidelity or Proctor, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 3(b)(viii). The Federal, state and local income or other tax returns filed by Proctor shall be prepared and filed on a consistent basis with the determination with respect to the Excise Tax payable by Proctor. Proctor, at the request of Fidelity, shall provide Fidelity true and correct copies (with any amendments) of his Federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by Fidelity, evidencing such conformity.
(c)    Termination by Proctor. Proctor may have a Termination of Employment by Proctor at any time upon at least 90 days' prior written notice to Fidelity. If the Termination of Employment by Proctor is a Termination for Good Reason, then Proctor shall be entitled to the payments set forth in Section 3(b) hereof as though such termination were a Termination of Employment by Fidelity other than a Termination for Cause, death, or Total Disability. Except as provided in the foregoing sentence, upon a Termination of Employment by Proctor, Proctor's right to compensation after the effective date of termination shall cease. Upon such a Termination of Employment, the Base Salary which accrued as of the termination date and accrued but unused vacation pay will be paid after the effective date of termination on the next normal payroll payment date.
(d)    Termination Upon Death or Total Disability.
(iii)    Proctor shall have a Termination of Employment upon his death, or (10) business days after written notice by Fidelity of termination during the continuance of Total Disability of Proctor.
(iv)    Upon Termination of Employment upon death or by Fidelity upon Total Disability, Proctor's right to compensation after the effective date of termination shall cease. Upon such a Termination of Employment, the Base Salary which accrued as of the

Exhibit 10.2

termination date and accrued but unused vacation pay will be paid after the effective date of termination on the next normal payroll payment date. Fidelity shall have no obligation to pay any compensation for periods after the effective date of such termination under this Section 3(d).
(v)    The term “Total Disability” means a condition of Proctor who is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of Fidelity. Whether Proctor has suffered a Total Disability shall be made in accordance with Section 409A of the Code, provided, however, that Proctor shall have been deemed to have suffered a Total Disability if determined to be totally disabled by the Social Security Administration or the Railway Retirement Board, or if Proctor is determined to have suffered a Disability under Fidelity’s disability insurance program utilizing the definition provided therein. In the event of any dispute as to the "Total Disability" of Proctor, the matter shall be resolved by the decision of a single physician, serving as an arbitrator, mutually selected or appointed in accordance with the rules of the American Arbitration Association, Atlanta, Georgia. The decision of the arbitrator shall be binding on all parties hereto. Proctor agrees to submit medical records requested and to submit to such examination and testing reasonably requested by such physician.
(e)    Life Insurance Policies. Termination of this Agreement, breach of this Agreement by Proctor, or termination of the benefits payable hereunder for any reason, including pursuant to Section 3(a), (b), (c) or (d) hereof, shall not terminate the duty of Fidelity to maintain or continue the Individual Life Insurance Policies pursuant to Section 2(e) hereof, including any replacement or substitute plans or policies hereafter mutually agreed to in writing. Notwithstanding any other provision of this Agreement, if Proctor is a Specified Employee and if Fidelity determines that the maintenance of the Individual Life Insurance Policies is subject to Section 409A of the Code, then, to the extent necessary to avoid taxation under Section 409A, Proctor will be required to pay for the maintenance of the Individual Life Insurance Policies during the six-month period following his Termination of Employment; provided; however, that on the first day after the end of such six-month period, Fidelity will reimburse Proctor for such payments.
4.    Covenant Not to Compete. Proctor agrees that during his employment with Fidelity and for a period of eighteen (18) months after Proctor’s Termination of Employment for any reason other than a Termination of Employment by Fidelity, that Proctor shall not, on his own behalf or on another’s behalf, work in any management or executive capacity in the business of providing banking or banking related services. This restriction shall apply only within a 50-mile radius of 3490 Piedmont Road, Atlanta, Georgia 30305. Proctor agrees that because of the nature of Fidelity’s business, the nature of Proctor’s job responsibilities, and the nature of the Confidential Information and Trade Secrets of Fidelity which Fidelity will give Proctor access to, any breach of this provision by Proctor would result in the inevitable disclosure of Fidelity’s Trade Secrets and Confidential Information to its direct competitors.
5.    Non‑Solicitations of Clients and Customers. Proctor agrees that during his employment with Fidelity and for a period of eighteen (18) months after Proctor’s Termination of Employment for any reason, Proctor will not directly or indirectly solicit, contact or call upon any client or customer of Fidelity for the purpose of providing banking or banking related services other than through Fidelity. This restriction shall apply only to any client or customer of

Exhibit 10.2

Fidelity with whom Proctor had material contact during the last twelve months of Proctor’s employment with Fidelity. “Material contact” means interaction between Proctor and the client or customer which takes place to further the business relationship. “Clients” and “customers” include, but are not limited to, depositors and commercial, SBA or construction loan customers.
6.    Non‑Solicitations of Employees. Proctor agrees that during his employment with Fidelity and for a period of eighteen (18) months after Proctor’s Termination of Employment for any reason, Proctor will not recruit, hire or attempt to recruit or hire, directly or by assisting others, any other employee of Fidelity with whom Proctor had material contact during Proctor’s employment with Fidelity. This restriction shall apply only to recruiting, hiring or attempting to recruit or hire any employee for the purpose of working in the business of providing banking or banking related services.
7.    Confidentiality, Proprietary Information and Inventions.
(a)    During the term of Proctor’s employment with Fidelity, and at all times thereafter, Proctor shall not use or disclose to others, without the prior written consent of Fidelity, any Trade Secrets (as hereinafter defined) of Fidelity, or any subsidiary thereof or any of their customers, except for use or disclosure thereof in the course of the business of Fidelity (or that of any subsidiary), and such disclosure shall be limited to those who have a need to know.
(b)    During the term of Proctor’s employment with Fidelity, and for eighteen (18) months after Proctor’s Termination of Employment for any reason, Proctor shall not use or disclose to others, without the prior written consent of Fidelity, any Confidential Information (as hereinafter defined) of Fidelity, or any subsidiary thereof or any of their customers, except for use or disclosure thereof in the course of the business of Fidelity (or that of any subsidiary), and such disclosure shall be limited to those who have a need to know.
(c)    Upon Proctor’s Termination of Employment for any reason, Proctor shall not take with him any documents or data of Fidelity or any subsidiary or of any customer thereof or any reproduction thereof and agrees to return any such documents and data in his possession at that time.
(d)    Proctor agrees to take reasonable precautions to safeguard and maintain the confidentiality and secrecy and limit the use of all Trade Secrets and Confidential Information of Fidelity and all subsidiaries and customers thereof.
(e)    Trade Secrets shall include only such information constituting a “Trade Secret” within the meaning of subsection 10-1-761(4) of the Georgia Trade Secrets Act of 1990, including as hereafter amended. Confidential Information shall include all information and data which is protectable as a legal form of property or non-public information of Fidelity or their customers, excluding any information or data which constitutes a Trade Secret.
(f)    Trade Secrets and Confidential Information shall not include any information (A) which becomes publicly known through no fault or act of Proctor; (B) is lawfully received by Proctor from a third party after Termination of Employment without a similar restriction regarding confidentiality and use and without a breach of this Agreement; or (C) which is independently developed by Proctor and entirely unrelated to the business of providing banking or banking related services.

Exhibit 10.2

(g)    Proctor agrees that any and all information and data originated by Proctor while employed by Fidelity and, where applicable, by other employees or associates under Proctor’s direction or supervision in connection with or as a result of any work or service performed under the terms of Proctor’s employment, shall be promptly disclosed to Fidelity, shall become Fidelity's property, and shall be kept confidential by Proctor. Any and all such information and data, reduced to written, graphic, or other tangible form and any and all copies and reproduction thereof shall be furnished to Fidelity upon request and in any case shall be returned to Fidelity upon Proctor’s Termination of Employment.
(h)    Proctor agrees that Proctor will promptly disclose to Fidelity all inventions or discoveries made, conceived, or for the first time reduced to practice in connection with or as a result of the work and/or services Proctor performs for Fidelity.
(i)    Proctor agrees that he will assign the entire right, title, and interest in any such invention or inventions and any patents that may be granted thereon in any country in the world concerning such inventions to Fidelity. Proctor further agrees that Proctor will, without expense to Fidelity, execute all documents and do all acts which may be necessary, desirable, or convenient to enable Fidelity, at its expense, to file and prosecute applications for patents on such inventions, and to maintain patents granted thereon.
8.    Consideration for Non-Compete, Non-Solicitation and Non-Disclosure Provisions. In consideration of Proctor’s undertakings set forth in Sections 4, 5, 6 and 7 above, with respect to periods after Termination of Employment, Fidelity will pay Proctor a “Non-Compete Benefit” as described below. If Proctor is not a Specified Employee, the Non-Compete Benefit will be payable in 36 equal semi-monthly installments, each installment in an amount equal to sixty percent (60%) of his Base Salary in effect immediately prior to the Termination of Employment divided by 24, commencing on the 15th or last day of the month immediately following the date of the Termination of Employment, whichever date occurs first, and then continuing on the 15th and last day of each calendar month thereafter until all such installments are paid. If Proctor is a Specified Employee, the Non-Compete Benefit shall not become payable until the first 15th or last day of the month which is at least six months after Proctor’s Termination of Employment. All installments which would have otherwise been required to be made over such six-month period if Proctor had not been a Specified Employee, shall be paid to Proctor in one lump sum payment on the first 15th or last day of the month which is at least six months after Proctor’s Termination of Employment. After the lump sum payment, the remaining semi-monthly installments (each equal to sixty percent (60%) of his Base Salary in effect immediately prior to Termination of Employment divided by 24) will continue on the 15th and last day of each calendar month until all such installments are paid. If Proctor violates any of the undertakings set forth in Sections 4, 5, 6 and 7 of this Agreement, Proctor waives and forfeits any and all rights to any further payments under this Agreement (other than any amounts due under the Individual Life Insurance Policies), including but not limited to, any additional payments, compensation or severance he may otherwise be entitled to receive under this Agreement, whether pursuant to this Section or otherwise.
9.    Specific Performance. Because of Proctor's knowledge and experience, Proctor agrees that Fidelity shall be entitled to specific performance, an injunction, temporary injunction or other similar relief without the posting of a bond or other security in addition to all other rights and remedies it might have for any violation of the undertakings set forth in Sections 4, 5, 6 and 7 of this Agreement. In any such court proceeding, Proctor will not object thereto and claim that monetary damages are an adequate remedy.

Exhibit 10.2

10.    No Setoff. Nothing in this Agreement will limit or otherwise affect such rights as Proctor may have under any other contract or agreement with Fidelity or Affiliates, except as specifically set forth in such contract or agreement. No payments or benefits payable to or with respect to Proctor pursuant to this Agreement will be reduced by any amount Proctor may earn or receive from employment with another employer or from any other source. In no event will Proctor be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Proctor under any of the provisions of this Agreement and, except as provided in Section 3(b) with respect to outplacement services, such amounts which are available under this Agreement will not be reduced whether or not Proctor obtains other employment. Amounts which constitute vested benefits or which Proctor is otherwise entitled to receive under any employee benefit plan, policy, practice or program of or any contract or agreement (collectively, “programs”) with Fidelity at or subsequent to Proctor’s Termination of Employment will be payable in accordance with such programs.
11.    Indemnification of Proctor. Fidelity shall indemnify Proctor and shall advance reimbursable expenses incurred by Proctor in any proceeding against Proctor, including a proceeding brought in the right of Fidelity, as a director or officer of Fidelity or any subsidiary thereof, except claims and proceedings brought directly by Fidelity against Proctor, to the fullest extent permitted under the Articles of Incorporation and By-Laws of Fidelity and the Georgia Business Corporation Code, as amended from time to time. Such indemnities and advances shall be paid to Proctor on the next normal payroll payment date after Proctor’s rights to such amounts are no longer in dispute.
12.    Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt when delivered by hand or upon delivery to the address of the party determined pursuant to this Section when delivered by express mail, overnight courier or other similar method to such address or by facsimile transmission (provided a copy is also sent by registered or certified mail or by overnight courier), or five (5) business days after deposit of the notice in the US mail, if mailed by certified or registered mail, with postage prepaid addressed to the respective party as set forth below, which address may be changed by written notice to the other party:
If to Fidelity:
Fidelity Southern Corporation
3490 Piedmont Road
Suite 1550
Atlanta, Georgia 30305
Attn: Board of Directors
If to Proctor:
H. Palmer Proctor, Jr.
c/o Fidelity Southern Corporation
3490 Piedmont Road, Suite 1550
Atlanta, Georgia 30305
With a copy to:
H. Palmer Proctor, Jr.

Exhibit 10.2

13.    Binding Effect; Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon and enforceable by Proctor and his estate, personal representatives and heirs, and by Fidelity and its successors and assigns. This Agreement and the payments hereunder may not be assigned, pledged or otherwise hypothecated by Proctor. Fidelity will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Fidelity to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Fidelity would be required to perform it if no such succession had taken place. As used in this Agreement, “Fidelity” will mean Fidelity as herein defined and any successor to its business or assets which assumes this Agreement by operation of law or otherwise.
14.    Entire Agreement. This Agreement, including the Individual Life Insurance Policies and the Salary Continuity Agreement, are intended by the parties hereto to constitute the entire understanding of the parties with respect to the employment of Proctor as an employee and officer of Fidelity and election as a member of the Board of Fidelity and supersedes all prior agreements and understandings, oral or written.
15.    Binding Arbitration. Except as otherwise specifically provided herein, including as provided in Section 9 hereof, Specific Performance, all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association, Atlanta, Georgia (“AAA”) by the AAA. The hearings before the arbitrator shall be held in Atlanta, Georgia and shall be conducted in accordance with the rules existing on the date thereof of the AAA to the extent not inconsistent with this Agreement.
16.    Litigation Expenses.
(a)    Fidelity agrees to pay or reimburse Proctor promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Proctor may reasonably incur as a result of any contest (regardless of the outcome thereof unless a court of competent jurisdiction determines that Proctor acted in bad faith in initiating the contest) by Fidelity, any Affiliate, Proctor or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Proctor about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872 (f)(2)(A) of the Code; provided however, that the reasonableness of the fees and expenses must be determined by an independent arbitrator, using standard legal principles, mutually agreed upon by Fidelity and Proctor in accordance with rules set forth by the American Arbitration Association. Such payments and reimbursements shall be paid to Proctor or on Proctor’s behalf on or by the next normal payroll payment date after Proctor’s rights to such amounts are no longer in dispute; provided, however, that if Proctor is a Specified Employee such payments shall not be made before the date that is six months after the date of Proctor’s Termination of Employment.
(b)    If there is any dispute between Fidelity and Proctor, in the event of any Termination of Employment by Fidelity or by Proctor, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that Proctor is not entitled to benefits under this Agreement, Fidelity will pay or cause to be paid all amounts, and provide all benefits, to Proctor or Proctor’s Beneficiaries in the event of Proctor’s death, that Fidelity would be required to pay or provide pursuant to this Agreement. Fidelity will not be required to pay any disputed amounts pursuant to this subsection except upon receipt of an undertaking

Exhibit 10.2

(which may be unsecured) by or on behalf of Proctor to repay all such amounts to which Proctor is ultimately adjudge by such court not to be entitled.
17.    Amendments. This Agreement may not be amended or modified except in writing signed by both parties.
18.    Waivers. The failure of either party to insist upon the strict performance of any provision hereof shall not constitute a waiver of such provision. All waivers must be in writing.
19.    Future Employers. Fidelity may notify anyone employing Proctor or evidencing an intention to employ Proctor as to the existence and provisions of this Agreement and may provide any such person or organization a copy of this Agreement. Proctor agrees that for a period of 18 months after Proctor’s Termination of Employment for any reason, Proctor will provide Fidelity the identity of any employer Proctor goes to work for along with Proctor’s job title and anticipated job duties with any such employer.
20.    Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia, excluding its conflicts of laws.
21.    Severability. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement will not be affected thereby.
22.    Compliance with Section 409A and Applicable Laws. This Agreement is intended to satisfy the requirements of Code Section 409A and shall be construed and interpreted in accordance therewith. Notwithstanding any other provision of this Agreement, Fidelity's obligations under this Agreement shall be subject to compliance with applicable laws and regulations, including without limitation, regulations addressing Golden Parachute and Indemnification Payments (12 CFR § 359) (the "Rules"). In consideration for the benefits Proctor will receive pursuant to the terms of this Agreement, Proctor hereby voluntarily waives any claim against the United States or Fidelity for any changes to the payments or benefits that are required to comply with the Rules. Proctor acknowledges that the Rules may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called "golden parachute" agreements) that are provided for under this Agreement. This waiver includes all claims Proctor may have under the laws of the United States or any state related to the requirements imposed by the Rules, including without limitation a claim for any compensation or other payments Proctor would otherwise receive, any challenge to the process by which the Rules were adopted and any tort or constitutional claim about the effect of the Rules on Proctor's employment relationship.
23.    Definitions. For purposes of this Agreement:
(a)    “Affiliate” means any entity with whom Fidelity would be considered a single employer under Code Sections 414(b) or 414(c).
(b)    “Beneficiary” means the person or entity designated by Proctor, by a written instrument delivered to Fidelity, to receive any benefits payable under this Agreement in the event of Proctor’s death. If Proctor fails to designate a Beneficiary, or if no Beneficiary survives Proctor, such benefits on the death of Proctor will be paid to Proctor’s estate.

Exhibit 10.2

(c)    “Change of Control” means the occurrence hereafter of any event described in (i), (ii) or (iii) below.
(i)    Any “person” or persons acting as a group for Code Section 409A purposes, acquires stock of Fidelity Southern or the Bank which together with stock held by such person or group represents more than fifty percent (50%) of the combined voting power represented by the outstanding voting securities of Fidelity Southern or the Bank, as the case may be.
(ii)    The date a majority of the members of the Board of Directors of Fidelity Southern is replaced in any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election.
(iii)    The date that any person or persons acting as a group within the contemplation of Code Section 409A acquires substantially all of the gross fair market value (determined without regard to any liabilities associated with the assets) of the assets of Fidelity Southern or the Bank, as approved by the shareholders of Fidelity Southern or the Bank, as the case may be.
The foregoing will be construed and applied in a manner consistent with the requirements of Code Section 409A for the avoidance of additional taxes. If a Change of Control occurs on account of a series of transactions, the Change of Control is deemed to have occurred on the date of the last of such transactions which results in the Change of Control.
(d)    “Code” means the Internal Revenue Code of 1986, as amended.
(e)    “Compensation” means the total compensation paid to Proctor by Fidelity and any Affiliate which is or will be reportable as income under the Code on Internal Revenue Service Form W-2, (i) plus any amount contributed by Proctor pursuant to a salary reduction agreement, which is not includable in gross income under Code Sections 125 or 402(g) or under any other program that provides for pre-tax salary reductions and compensation deferrals; (ii) plus any amount of Proctor’s compensation which is deferred under any other plan or program of Fidelity and (iii) reduced by any income reportable on Form W-2 that is attributable to the exercise of any stock option or other equity award.
(f)    “Final Compensation” means (i) in the event a Termination of Employment occurs more than one year prior to a Change of Control, Proctor’s Base Salary at the time of the Termination of Employment and (ii) in the event a Termination of Employment occurs on or after the date which is one year prior to a Change of Control, the highest of (1) Proctor’s Compensation for the 12 full calendar months immediately preceding the Change of Control; (2) Proctor’s Base Salary payable by Fidelity in effect immediately preceding the Change of Control or (3) Proctor’s Base Salary as set by Fidelity effective at any time during the Employment Period.
(g)    “Release” means a general release that releases Fidelity, its Affiliates, shareholders, directors, officers, employees, employee benefit plans, representatives, and agents and their successors and assigns from any and all employment related claims Proctor or Proctor’s successors and Beneficiaries might then have against them (excluding any claims for vested benefits under any employee pension plan of Fidelity), in the form attached hereto as Attachment B.

Exhibit 10.2

(h)    “Specified Employee” has the meaning set forth for the term specified employee in Section 409A(a)(2)(B)(i) of the Code and the rules and regulations adopted thereunder.
(i)    “Termination for Cause” means a Termination of Employment by Fidelity for any of the following acts or omissions by Proctor: (1) any act or omission requiring Fidelity to terminate Proctor in order to comply with Section 19 of the Federal Deposit Insurance Act, 12 USC Section 1829(a), (2) the commission of a felony or any other crime involving moral turpitude or the pleading of nolo contendere to any such act, (3) the commission of any act or acts of dishonesty when such acts are intended to result or result, directly or indirectly, in gain or personal enrichment of Proctor or any related person or affiliated company and are intended to cause harm or damage to Fidelity or its subsidiaries, (4) the illegal use of controlled substances, (5) the misappropriation or embezzlement of assets of Fidelity or its subsidiaries, (6) the breach of any other material term or provision of this Agreement to be performed by Proctor (other than pursuant to Sections 4, 5, 6 or 7) which have not been cured within thirty (30) days of receipt of written notice of such breach from the Board, or (7) the breach of any provision of Section 4, 5, 6 or 7 during Proctor’s employment.
(j)    “Termination for Good Reason” means a Termination of Employment by Proctor due to the occurrence of one or more of the following events which are not corrected within thirty (30) days after receipt of written notice from Proctor to Fidelity:
(i)    there is a material change in Proctor’s position or responsibilities (including reporting responsibilities) which, in Proctor’s reasonable judgment, represents an adverse change from Proctor’s status, title, position or responsibilities;
(ii)    the assignment to Proctor of any duties or responsibilities which are materially inconsistent with the position or responsibilities of Proctor;
(iii)    any removal of Proctor from or failure to reappoint or reelect Proctor to any of the positions Proctor held;
(iv)    there is a material reduction in Proctor’s rate of Base Salary or a change in the manner the incentive compensation of Proctor is calculated and such change will result in a reduction of the incentive compensation of Proctor;
(v)    the requiring of Proctor to relocate his principal business office to any place outside a fifteen (15) mile radius from Proctor’s current place of employment in Atlanta, Georgia (reasonable required travel on Fidelity’s business shall not constitute a relocation of Proctor’s principal business office);
(vi)    the failure of Fidelity to continue in effect any Welfare Plan, Individual Life Insurance Policy or other compensation plan, program or policy in which Proctor is participating without substituting plans providing Proctor with substantially similar or greater benefits, or the taking of any action by Fidelity which would materially and adversely affect Proctor’s participation in or materially reduce Proctor’s benefits under any of such plans or deprive Proctor of any material fringe benefit enjoyed by Proctor; or
(vii)    the material breach of any provision of this Agreement which is not timely corrected by Fidelity upon thirty (30) days prior written notice from Proctor; provided, however, that Proctor must provide notice to Fidelity within 90 days of obtaining

Exhibit 10.2

knowledge of any of the events listed above and Proctor must terminate his employment no later than two years from the date of the occurrence of any of the foregoing events in order for such termination to be deemed a “Termination for Good Reason.”
(k)    “Termination of Employment” means the termination of Proctor's employment with Fidelity Southern, the Bank and all Affiliates. It is intended that a separation from service, as determined in accordance with Section 409A of the Code and the regulations and other guidance issued thereunder, shall be required for a Termination of Employment and, for such purpose, a separation from service shall be deemed to occur if the parties expect that Proctor will not perform any future services in any capacity for Fidelity Southern, the Bank or any Affiliate, whether as an employee or otherwise, or if parties expect such services will materially decrease to such an extent that the decrease would give rise to a presumption pursuant to the regulations under Seciton 409A of the Code that a separation from service had occurred.
24.    Counterparts. This Agreement be executed in counterparts (which may be exchanged by facsimile or e-mail), each of which is deemed an original, but which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
FIDELITY SOUTHERN CORPORATION
By:    /s/ David R. Bockel
Name:    Major General (Ret) David R. Bockel
Title: Chairman, Compensation Committee
FIDELITY BANK
By:    /s/ David R. Bockel
Name:    Major General (Ret) David R. Bockel
Title: Chairman, Compensation Committee
PROCTOR
/s/ H. Palmer Proctor, Jr.
H. Palmer Proctor, Jr.

Exhibit 10.2

ATTACHMENT A
INCENTIVE COMPENSATION
For each calendar year during the term of the Agreement, the Compensation Committee (“Committee”) of the Board of Directors of Fidelity will establish in its sole discretion (after discussion with Proctor) the percentage of base salary available for incentive compensation consideration and the executive incentive compensation evaluation criteria, which will include corporate and individual performance measurements, goals and objectives, both financial and non-financial, for such calendar year prior to or at the commencement of the calendar year. Proctor will be paid incentive compensation (“Incentive Compensation”), if any, in cash as determined by the Committee following its evaluation of corporate and individual performance relative to the executive compensation criteria established at the beginning of the calendar year and such other measures or modifications as the Committee at its sole discretion, may consider.
Proctor will be eligible for up to 50% of base compensation as Incentive Compensation. The Committee will determine the actual amount of incentive compensation annually, in accordance with the standards set forth herein. The Committee will evaluate Fidelity’s and Proctor’s annual performance relative to the following financial and non-financial measurements, goals and objectives, and such other measures and modifications as the Committee, in its sole discretion, may consider in the determination of Incentive Compensation to be paid for each calendar year during the Employment Period (collectively, the “Criteria”).

1.
Financial Performance Measurements based on the approved Fidelity budget for each calendar year (these measurements may be modified for evaluation purposes at any time during a calendar year based on changes in the strategic plan, the business plan, competitive or economic factors, changes in regulatory or accounting rules, laws or regulations or such other factors as the Committee, in its sole discretion, may determine):

▪	Net income

▪	Earnings per share (EPS)

▪	Return on equity (ROE)

▪	Return on assets (ROA)

▪	Total stockholder return

▪	Loan growth

▪	Asset quality

▪	Deposit growth

▪	Net interest margin

▪	Noninterest income

▪	Noninterest expense management and control

▪	Business unit net income

Exhibit 10.2

2.	Non-financial corporate and individual goals including but not limited to:

▪	Compliance with laws and regulations including Compliance and Safety and Soundness ratings of 2 or better

▪	Hiring proven lenders and managers, as identified, to grow loans and deposits or develop, expand or improve operations and products and services and their delivery

▪	Opening new branches and loan production offices to profitably expand market presence

▪	Market share growth

▪	Development/expansion of profitable products/services and delivery systems

▪	Furtherance of or achievement of strategic goals and objectives

▪	Individual performance based on competitive, legal, regulatory, and economic conditions

▪	Such other factors as the Compensation Committee in its sole discretion may consider in determining the amount, if any, of Incentive Compensation to be awarded.

The right of Proctor to receive Incentive Compensation, if any, hereunder related to a calendar year shall vest on the last day of such calendar year. In the event Proctor is entitled pursuant to the Agreement and the determination of the Committee at its sole discretion to Incentive Compensation for a period of less than a full year, the Incentive Compensation, if any, for such year shall vest on the last day of his employment.

Within 60 days after the end of each calendar year, management shall calculate and evaluate Fidelity’s and Proctor’s performance relative to the Criteria and provide such calculations and evaluations to the Committee for its review.

The Committee shall, no later than March 15 of each calendar year, make its own independent assessment of the extent to which the Criteria and such other measures and modifications as the Committee, in its sole discretion, may consider have been achieved; and, based on its assessment, shall award and pay Incentive Compensation in such amounts, if any, as it deems to have been earned by Proctor.

The Committee may revise or modify the Criteria for the year to the extent the Committee, in the exercise of its sole and absolute discretion, believes necessary or deems equitable in light of any unexpected or unusual or non-recurring circumstances or events, including but not limited to, changes in accounting rules, accounting practices or procedures, tax and other laws and regulations, or in the event of mergers, acquisitions, divestitures, unanticipated increases in regulatory fees or costs, any extraordinary or unanticipated competitive or economic circumstances, or any other factors as the Committee may determine.

In addition, in determining whether or to the extent that any one or more of the Criteria have been met, the Committee may adjust Fidelity’s financial results to exclude the effects of any or all extraordinary items (as determined under generally accepted accounting principles) and any other unusual or non-recurring items that distort year-to-year comparisons of results or otherwise distort results for the year (either on an entity, business unit, or consolidated basis) and consider the impact on results of other events, including but not limited to, charges or costs associated with restructurings of Fidelity, discontinued operations, acquisitions or dispositions of business entities or

2

Exhibit 10.2

assets, reorganizations, mergers or divestures, the effects of competition or economic conditions, and of changes in tax, regulatory or accounting rules, laws or regulations.

Payment is to be made in cash, restricted stock, or any other appropriate legal manner during the two-and-one-half month period ending on March 15 in the calendar year following the calendar year for which the Incentive Compensation is earned. The Committee, in its sole discretion, during a calendar year may make a non-refundable prepayment of a portion of the Incentive Compensation to Proctor if it believes that the partial payment will not exceed the amount of the Incentive Compensation for that calendar year.

3

Exhibit 10.2

ATTACHMENT B
FORM OF RELEASE
This Release (“Release”) is entered into by and between _______________ (“Employee”), an individual, and Fidelity Southern Corporation, a Georgia corporation, and its wholly owned subsidiary Fidelity Bank, a Georgia banking corporation (referred to herein collectively as “Employer” or the “Company”) (collectively referred to as the “Parties”).

Employee acknowledges that his employment with the Company was effectively separated as of ___________ (the Separation Date). Employee further acknowledges that, in the absence of this Release he would have no entitlement to the severance benefit conferred in the Employment Agreement effective as of January 1, 2015, that this severance benefit constitutes a substantial economic benefit to him, and that this benefit constitutes good and valuable consideration for this Release.

Employee hereby waives, releases, and discharges the Company, its past and present parents, subsidiaries, divisions, and affiliated companies, its respective past and present stockholders, directors, officers, employees, agents, and insurers (collectively the “Company”), from any and all claims, demands, damages, and causes of action (“Claims”) of every kind and nature, whether known or unknown, or suspected or unsuspected, which Employee has or may have, arising out of any matter whatsoever that occurred at any time up to the date of his execution of this Release, with the exception of any claim for future obligations of the Company to pay additional compensation or benefits as set forth in the Employment Agreement. This General Release specifically includes, but is not limited to, any and all Claims:

a.Arising out of or in any way related to Employee's employment or the separation of his employment with the Company;
b.Arising under or based on the Equal Pay Act of 1963, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Americans with Disabilities Act of 1990 (“ADA”), the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Worker Adjustment Retraining Notification Act of 1988, the Employee Retirement Income Security Act of 1974, or any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination, harassment or retaliation, or otherwise creating rights or claims for employees,;
c.Arising under or based on the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and alleging a violation thereof based on any action or failure to act by the Company at any time prior to the effective date of this Release;
d.Employee specifically represents that he has read and understands this Release, and understands fully the final and binding effect of this Release. EMPLOYER hereby advises EMPLOYEE that before signing this Release, he may take twenty-one (21) days to consider the Release. Employee further agrees that the only promises made to him to sign this Agreement and Release are those stated in the Agreement and Release and that he has signed this Agreement

Exhibit 10.2

and Release voluntarily with the full intent of releasing the Company and all others identified in the foregoing paragraphs from any and all claims relating to or arising out of his employment with the Company. EMPLOYER hereby advises EMPLOYEE in writing to discuss this Release with his attorney (at his own expense) prior to execution, and he has done so to the extent he deemed it appropriate. Additionally, in accordance with federal law, this Release may be revoked in writing by Employee at any time within seven (7) days after the date the Release is signed by Employee and this Release shall not be effective until the expiration of such seven day period. Finally, Employee agrees and acknowledges that if he signs this Release before the expiration of said twenty-one (21) day period referred to hereinabove, that he has affirmatively waived such twenty-one day minimum period, but will still have the seven (7) calendar days within which to revoke this Release. Employee expressly understands that he is knowingly and voluntarily waiving any claim for age discrimination that he may have under the Age Discrimination in Employment Act.
As part of the foregoing Release, Employee acknowledges that he is waiving his right to any recovery, compensation, or other legal, equitable or injunctive relief from the Company in any administrative, arbitral, judicial or other action brought by or on behalf of Employee in connection with any Claim released in this Release.

________________________	____________________________________

Date	[EMPLOYEE]

FIDELITY SOUTHERN CORPORATION

________________________	By: _______________________________
Date
Its: _______________________________

FIDELITY BANK

________________________	By: _______________________________
Date
Its: _______________________________

2